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Exhibit 99.1


                              STOCKHOLDER AGREEMENT


           STOCKHOLDER AGREEMENT, dated as of February 17, 2002 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of ONI Systems Corp., a Delaware corporation (the "Company"), for the benefit of CIENA Corporation, a Delaware corporation ("CIENA").

                                    RECITALS

           WHEREAS, CIENA and the Company are entering into an Agreement and Plan of Merger, dated as of February 17, 2002 (as the same may be amended from time to time, the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of common stock of the Company ("Company Capital Stock"), not owned directly or indirectly by CIENA or the Company, will be converted into shares of Common Stock, par value $.01 per share, of CIENA ("CIENA Common Stock");

           WHEREAS, the Stockholder owns of record, or has or shares the power to vote or dispose of, and/or holds stock options, warrants or convertible securities to acquire (whether or not vested) that number and class of shares of Company Capital Stock appearing on the signature page hereof (all outstanding shares of Company Capital Stock so owned of record or beneficially, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

           WHEREAS, as a condition to its willingness to enter into the Merger Agreement, CIENA has required that the Stockholder agree, and in order to induce CIENA to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

1. COVENANTS OF STOCKHOLDER. Until the termination of this Agreement in accordance with Section 4, Stockholder agrees as follows:
           (a) At the Company Stockholders Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement;
           (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against any proposal or any amendment of the Company's Certificate of Incorporation or By-Laws, which proposal or amendment would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company, and the Stockholder further agrees not to vote (or cause to be voted) the Subject Shares in favor of any proposal to approve any transaction that arises from any Acquisition Proposal. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing;
           (c) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or
(ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; provided, however, that the Stockholder may transfer up to 100,000 shares of Company Common Stock in the aggregate (i) without consideration, by way of gift to members of the Stockholder's immediate family (or a trust for the direct or indirect benefit of the Stockholder or the Stockholders' immediate family) and to organizations qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, or (ii) through a bona fide pledge of the Subject Shares by the Stockholder to a third party as collateral for a loan, so long as the transferee or pledgee of the Subject Shares agrees in writing to be bound by the terms of this Agreement. The foregoing number of shares shall be appropriately adjusted if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.


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           (d)  The Stockholder shall not, nor shall the Stockholder permit any affiliate, director, officer, employee, investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Acquisition Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if the Stockholder is an executive officer of the Company, nothing in this Section 1(d) shall be interpreted to prohibit the Stockholder from acting in accordance with instructions given by the Board of Directors of the Company so long as such actions comply with the provisions of Section 5.4 of the Merger Agreement.
           (e) At any time requested by CIENA, the Stockholder shall grant to CIENA or its designees a written proxy or proxies to vote all of the Subject Shares in favor of the Merger and against any Acquisition Proposal or any stockholder proposal intended to promote an Acquisition Proposal; and
           (f) The Stockholder shall use the Stockholder's reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with CIENA in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

2. REPRESENTATIONS AND WARRANTIES. The Stockholder represents and warrants to CIENA as follows:
           (a) The Stockholder is the beneficial owner of, and has good and marketable title to, the Subject Shares. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement;
           (b) This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by CIENA, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require the Stockholder to make or obtain any regulatory filing or approval.

3. AFFILIATE LETTER. The Stockholder is concurrently executing and delivering an Affiliate Letter in the form of EXHIBIT B to the Merger Agreement, if requested by CIENA.

4. TERMINATION. The obligations of the Stockholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to ARTICLE VII thereof or the Effective Time.

5. FURTHER ASSURANCES. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as CIENA may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

6. SUCCESSORS, ASSIGNS AND TRANSFEREES BOUND. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

7. REMEDIES. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause CIENA irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, CIENA, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

8. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this


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Agreement in any other jurisdiction.

9. AMENDMENT. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and CIENA.

10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11. CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

12. COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. NO LIMITATION ON ACTIONS OF THE STOCKHOLDER AS DIRECTOR. In the event the Stockholder is a director of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company.


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                                     -------------------------------------------



                                     By:
                                        ----------------------------------------
                                     (print or type name)

                                     Number and class of shares of Company
                                     Capital Stock owned or subject to
                                     acquisition on the date hereof: ________
                                     ________________ (including shares issuable under stock options, warrants and convertible securities)


Accepted and Agreed to as of the date set forth above:

CIENA Corporation

By:
        ------------------------------------------------------
        Name:
        Title: